Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Second Quarter 2010 Results

High-Grading Premium Jackup Fleet

Major Dividend Increase During Quarter

Doubled Revolving Credit Facility With a Four-Year Term

    London, England, 21 July 2010 … Ensco plc (NYSE: ESV) reported diluted earnings per share from continuing operations of $0.82 for second quarter 2010, compared to $1.55 per share in second quarter 2009.  Earnings from discontinued operations were $0.07 per share in the second quarter, compared to a loss of $0.14 per share a year ago.  Discontinued operations in second quarter 2010 included an $18 million pre-tax gain from the sale of jackup rig ENSCO 57 and $6 million of pre-tax income related to ENSCO 69, which was previously reclassified as discontinued operations.  Discontinued operations for prior periods reflect these and other jackup rigs that are no longer in the fleet.  Diluted earnings per share were $0.89 in second quarter 2010, compared to $1.41 per share in second quarter 2009.

   Second quarter 2010 results included a $12 million impairment of the ENSCO I barge rig reflected in contract drilling expense and $11 million of other income from a break-up fee, net of expenses, related to Ensco’s partial tender offer for Scorpion Offshore Ltd. that was terminated.

    Chairman, President and Chief Executive Officer Dan Rabun stated, “We are working closely with our customers in the U.S. Gulf of Mexico to address new regulatory requirements prompted by the BP Macondo well incident, while ensuring the highest levels of safety for our employees, customers and the environment. Most of our rigs in the U.S. Gulf of Mexico are currently working at approved sites. We will continue to explore alternatives, such as non-drilling assignments and work outside the region, to keep our rigs currently in the U.S. Gulf of Mexico operating for our customers.”

    Mr. Rabun added, “I am extremely proud of our employees in the U.S. Gulf who have worked tirelessly for our customers during this challenging period.  In addition, I am proud of our employees around the globe for remaining focused on serving our customers’ drilling needs with a strong safety record.”

    Chief Operating Officer Bill Chadwick commented, “Given our positive long-term outlook for offshore drilling, we have continued to high-grade our fleet by investing in new equipment and divesting selected assets.  For example, this month we acquired an ultra-high specification jackup rig, ENSCO 109, that is ideally suited for deep-gas drilling, and during the second quarter we sold one of our older jackup rigs at an attractive price.”

    Revenues in second quarter 2010 declined to $406 million from $497 million a year ago. Revenues from the jackup segments decreased $144 million and were partially offset by a $53 million increase in deepwater segment revenues.

    Total operating expenses in second quarter 2010 increased to $282 million from $233 million last year.  Contract drilling and depreciation expense rose by 21% and 15%, respectively, mostly driven by growth in the deepwater segment. Additionally, a $12 million impairment of ENSCO I was included in contract drilling expense in second quarter 2010. General and administrative expense increased to $22 million, from $16 million in second quarter 2009, as a result of increases in professional fees incurred in connection with the redomestication, share-based compensation expense and costs related to the Company’s new London headquarters.

    The Company’s effective tax rate improved to 14% in second quarter 2010 from 18% a year ago primarily due to tax efficiencies achieved in connection with the reorganization of Ensco’s worldwide operations subsequent to the redomestication to the U.K. in December 2009.

Segment Highlights

Deepwater

    Deepwater segment revenues grew to $121 million in second quarter 2010 from $68 million a year ago. Two new ENSCO 8500 Series® rigs commenced operations in 2009: ENSCO 8500 in June and ENSCO 8501 in October.

    In second quarter 2010, the average day rate was $403,000 and utilization was 91%, compared to $491,000 and 96%, respectively, a year ago.

    Contract drilling expense was $47 million in second quarter 2010, up from $24 million in second quarter 2009. The increase was primarily due to the commencement of ENSCO 8500 and ENSCO 8501 operations.

Total Jackup Segments

    Revenues from the jackup fleet totaled $285 million in second quarter 2010, down from $430 million a year ago. The decline primarily was due to a $53,000 decline in average day rates to $105,000, and a two percentage point decrease in utilization to 73%.  Contract drilling expense increased to $161 million from $148 million, mostly due to a $12 million impairment of ENSCO I.

	Second Quarter

	Deepwater			Total Jackup Segments			Reconciling Items		Consolidated Total
($ in millions)	2010	2009	% Chng	2010	2009	% Chng	2010	2009	2010	2009	% Chng

Revenues	$120.9	$67.7	79%	$285.4	$429.6	-34%	$--	$--	$406.3	$497.3	-18%
Operating expenses
Contract drilling	46.5	23.7	96%	160.5	147.5	9%	--	--	207.0	171.2	21%
Depreciation	9.7	3.7	162%	42.8	41.8	2%	0.3	0.3	52.8	45.8	15%
General and administrative	--	--	--	--	--	--	22.0	16.0	22.0	16.0	38%
Operating income (loss)	$ 64.7	$40.3	61%	$ 82.1	$240.3	-66%	$(22.3)	$(16.3)	$124.5	$264.3	-53%

Strong Financial Position - 30 June 2010

Ensco continues to maintain a strong financial position:
•	$1.2 billion of cash and cash equivalents
•	$700 million fully available revolving credit facility
•	Long-term debt of only $249 million
•	Long-term debt-to-capital ratio of 4%
•	Contract backlog totaling $2.6 billion

    Chief Financial Officer Jay Swent commented, “During the second quarter, the Board of Directors approved a large increase to Ensco’s regular quarterly dividend – a major milestone in Ensco’s history – after a thorough review of several factors including our record shareholders’ equity, strong cash position, modest leverage, positive cash flow outlook and the diversification of our rig fleet. We believe the new dividend payout is prudent and sustainable and allows for adequate capital management flexibility.”

    Mr. Swent added, “We also doubled our revolving credit facility to $700 million during the second quarter giving us greater flexibility to pursue our strategic plans.  The wide support of our banking group highlights the strength of Ensco’s financial position.”

    Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 22 July 2010, to discuss second quarter 2010 results. The call will be broadcast live at www.enscoplc.com. Interested parties also may listen to the call by dialing (719) 325-2359 (access code 4222569). We recommend that participants call five to ten minutes before the scheduled start time.

    A replay of the conference call will be available by phone for five days after the call by dialing (719) 457-0820 (access code 4222569). A transcript of the call and access to the replay or MP3 download may be found within 36-hours at www.enscoplc.com on our home page under Investor Links/Quarterly Reporting.

    Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. With a fleet of ultra-deepwater semisubmersible and premium jackup drilling rigs, Ensco serves customers with high-quality equipment, a well-trained workforce and a strong record of safety and reliability. To learn more about Ensco, please visit our website at www.enscoplc.com. Ensco plc is an English limited company (England No. 7023598) with its registered office and global headquarters located at 6 Chesterfield Gardens, London, W1J 5BQ.

    Statements contained in this press release that state the Company's or management's intentions, plans, hopes, beliefs, expectations, anticipations, projections, confidence, schedules, or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.

    Forward-looking statements include words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "could," "may," "might," "should," "will" and words and phrases of similar import. The forward-looking statements include, but are not limited to, statements about the Company’s intention to explore alternatives to keep its rigs operating, high-grading the rig fleet by investing in new equipment and divesting selected assets, and intent to sustain the increased dividend. Forward-looking statements also include statements regarding future operations, market conditions, cash generation, the impact of the December 2009 reorganization of the Company's corporate structure (referred to elsewhere herein as the "redomestication") and our plans, objectives, expectations and intentions with respect thereto and with respect to future operations, including the tax savings or other benefits that we expect to achieve as a result of the redomestication, the BP Macondo well incident in the U.S. Gulf of Mexico, anticipated commencement of the ENSCO 8502 drilling contract, contributions from our ultra-deepwater semisubmersible rig fleet expansion program, expense management, industry trends or conditions and the overall business environment; statements regarding future levels of, or trends in, utilization, day rates, revenues, operating expenses, contract term, contract backlog, capital expenditures, insurance, financing and funding; statements regarding future rig construction (including construction in progress and completion thereof), enhancement, upgrade or repair and timing thereof; statements regarding future delivery, mobilization, contract commencement, relocation or other movement of rigs and timing thereof; statements regarding future availability or suitability of rigs and the timing thereof; and statements regarding the likely outcome of litigation, legal proceedings, investigations or insurance or other claims and the timing thereof.

    Forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including: (i) changes in U.S. or non-U.S. laws, including tax laws, that could effectively reduce or eliminate the benefits we expect to achieve from our December 2009 redomestication or regulatory or legislature activity that would impact U.S. Gulf of Mexico operations, potentially resulting in a force majeure situation, (ii) an inability to realize expected benefits from the redomestication, (iii) costs related to the redomestication and ancillary matters, which could be greater than expected, (iv) the impact of the April 2010 BP Macondo well incident in the U.S. Gulf of Mexico upon future deepwater and other offshore drilling operations in general, and as respects current and future deepwater drilling permit and operations moratoria, new and future legislative, regulatory or permit requirements (including requirements related to equipment and operations), future lease sales and other governmental activities that may impact deepwater and other offshore operations in the U.S. Gulf of Mexico in general, and our existing drilling contracts for ENSCO 8500, ENSCO 8501, ENSCO 8502, ENSCO 8503 and our U.S. Gulf of Mexico jackup rigs in particular, (v) industry conditions and competition, including changes in rig supply and demand or new technology, (vi) risks associated with the global economy and its impact on capital markets and liquidity, (vii) prices of oil and natural gas and their impact upon future levels of drilling activity and expenditures, (viii) further declines in drilling activity, which may cause us to idle or stack additional rigs, (ix) excess rig availability or supply resulting from delivery of newbuild drilling rigs, (x) concentration of our rig fleet in premium jackups, (xi) concentration of our active ultra-deepwater semisubmersible drilling rigs in the U.S. Gulf of Mexico, (xii) cyclical nature of the industry, (xiii) worldwide expenditures for oil and natural gas drilling, (xiv) the ultimate resolution of the ENSCO 69 situation in general and the pending litigation, potential return of the rig or package policy political risk insurance recovery in particular, (xv) changes in the timing of revenue recognition resulting from the deferral of certain revenues for mobilization of our drilling rigs, time waiting on weather or time in shipyards, which are recognized over the contract term upon commencement of drilling operations, (xvi) operational risks, including excessive unplanned downtime due to rig or equipment failure, damage or repair in general and hazards created by severe storms and hurricanes in particular, (xvii) changes in the dates our rigs will enter a shipyard, be delivered, return to service or enter service, (xviii) risks inherent to shipyard rig construction, repair or enhancement, including risks associated with concentration of our ENSCO 8500 Series® rig construction contracts in a single shipyard in Singapore, unexpected delays in equipment delivery and engineering or design issues following shipyard delivery, (xix) changes in the dates new contracts actually commence, (xx) renegotiation, nullification, cancellation or breach of contracts or letters of intent with customers or other parties, including failure to negotiate definitive contracts following announcements or receipt of letters of intent, (xxi) risks associated with offshore rig operations or rig relocations, (xxii) inability to collect receivables, (xxiii) availability of transport vessels to relocate rigs, (xxiv) environmental or other liabilities, risks or losses, whether related to hurricane damage, losses or liabilities (including wreckage or debris removal) in the Gulf of Mexico or otherwise, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xxv) limited availability or high cost of insurance coverage for certain perils such as hurricanes in the Gulf of Mexico or associated removal of wreckage or debris, (xxvi) self-imposed or regulatory limitations on drilling locations in the Gulf of Mexico during hurricane season, (xxvii) impact of current and future government laws and regulation affecting the oil and gas industry in general and our operations in particular, including taxation, as well as repeal or modification of same, (xxviii) our ability to attract and retain skilled personnel, (xxix) governmental action and political and economic uncertainties, which may result in expropriation, nationalization, confiscation or deprivation of our assets or create a force majeure situation, (xxx) terrorism or military action impacting our operations, assets or financial performance, (xxxi) outcome of litigation, legal proceedings, investigations or insurance or other claims, (xxxii) adverse changes in foreign currency exchange rates, including their impact on the fair value measurement of our derivative instruments, (xxxiii) potential long-lived asset or goodwill impairments, (xxxiv) potential reduction in fair value of our auction rate securities and the ultimate resolution of our pending arbitration proceedings, and (xxxv) other risks as described from time to time as Risk Factors in the Company’s SEC Filings.

    Moreover, the United States Congress, the Internal Revenue Service, the United Kingdom Parliament or Her Majesty's Revenue and Customs may enact new statutory or regulatory provisions that could adversely affect our status as a non-U.S. corporation or otherwise adversely affect our anticipated consolidated effective income tax rate. Retroactive statutory or regulatory actions have occurred in the past, and there can be no assurance that any such provisions, if enacted or promulgated, would not have retroactive application.

    Copies of such SEC filings may be obtained at no charge by contacting our Investor Relations Department at 214-397-3045 or by referring to our website at www.enscoplc.com. All information in this press release is as of today. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company’s expectations.

Investor and Media Contact:	Sean O'Neill
Vice President
214-397-3011

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

OPERATING REVENUES	$406.3	$497.3	$847.8	$981.5

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	207.0	171.2	389.8	325.8
Depreciation	52.8	45.8	105.5	89.6
General and administrative	22.0	16.0	42.6	28.0
	281.8	233.0	537.9	443.4
OPERATING INCOME	124.5	264.3	309.9	538.1

OTHER INCOME, NET	12.8	6.9	15.9	2.6
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	137.3	271.2	325.8	540.7

PROVISION FOR INCOME TAXES	19.6	49.5	51.4	103.7

INCOME FROM CONTINUING OPERATIONS	117.7	221.7	274.4	437.0

DISCONTINUED OPERATIONS, NET	10.2	(20.3)	45.1	(13.5)

NET INCOME	127.9	201.4	319.5	423.5

NONCONTROLLING INTERESTS	(1.6)	(1.1)	(3.4)	(2.5)

NET INCOME ATTRIBUTABLE TO ENSCO	$126.3	$200.3	$316.1	$421.0

EARNINGS (LOSS) PER SHARE - BASIC
Continuing operations	$ 0.82	$ 1.55	$ 1.90	$ 3.06
Discontinued operations	0.07	(0.14)	0.32	(0.09)
	$ 0.89	$ 1.41	$ 2.22	$ 2.97
EARNINGS (LOSS) PER SHARE - DILUTED
Continuing operations	$ 0.82	$ 1.55	$ 1.90	$ 3.06
Discontinued operations	0.07	(0.14)	0.32	(0.09)
	$ 0.89	$ 1.41	$ 2.22	$ 2.97
NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$124.8	$197.9	$312.2	$415.9

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	140.9	140.3	140.8	140.2
Diluted	140.9	140.4	140.9	140.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30,	December 31,
	2010	2009
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,237.1	$1,141.4
Accounts receivable, net	302.7	324.6
Other	147.8	186.8
Total current assets	1,687.6	1,652.8

PROPERTY AND EQUIPMENT, NET	4,604.8	4,477.3

GOODWILL	336.2	336.2

LONG-TERM INVESTMENTS	45.2	60.5

OTHER ASSETS, NET	247.2	220.4

	$6,921.0	$6,747.2

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$ 399.2	$ 467.7
Current maturities of long-term debt	17.2	17.2
Total current liabilities	416.4	484.9

LONG-TERM DEBT	248.6	257.2

DEFERRED INCOME TAXES	365.1	377.3

OTHER LIABILITIES	117.2	120.7

TOTAL EQUITY	5,773.7	5,507.1

	$6,921.0	$6,747.2

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2010	2009

OPERATING ACTIVITIES
Net income	$ 319.5	$ 423.5
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation expense	105.5	89.6
(Gain) loss on disposal of discontinued operations, net	(34.9)	11.8
Other	50.2	54.2
Changes in operating assets and liabilities	(96.7)	(14.6)
Net cash provided by operating activities of continuing operations	343.6	564.5

INVESTING ACTIVITIES
Additions to property and equipment	(336.6)	(469.1)
Proceeds from disposal of discontinued operations	132.4	4.9
Other	0.7	1.6
Net cash used in investing activities	(203.5)	(462.6)

FINANCING ACTIVITIES
Cash dividends paid	(53.6)	(7.1)
Reduction of long-term borrowings	(8.6)	(8.6)
Other	(18.6)	(2.7)
Net cash used in financing activities	(80.8)	(18.4)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.1

Net cash provided by operating activities of discontinued operations	37.1	8.8

INCREASE IN CASH AND CASH EQUIVALENTS	95.7	92.4

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,141.4	789.6

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,237.1	$ 882.0

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

			First
	Second Quarter		Quarter
	2010	2009	2010

Utilization(1)

Deepwater	91%	96%	99%

Asia Pacific(3)	68%	69%	75%
Europe and Africa	63%	87%	68%
North and South America	87%	72%	86%
Total jackups	73%	75%	77%

Total	74%	75%	78%

Average day rates(2)

Deepwater	$403,307	$490,865	$411,090

Asia Pacific(3)	116,529	142,195	116,888
Europe and Africa	125,257	219,715	141,032
North and South America	82,939	119,190	88,098
Total jackups	105,124	158,448	111,706

Total	$131,231	$171,428	$138,684

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period.  Days under contract equals the total number of days that rigs have earned a day rate, including days associated with compensated downtime and mobilizations.  For newly constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues and lump sum revenues, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

(3)	Rig utilization and average day rates for the Asia Pacific operating segment include our jackup rigs only. The ENSCO I barge rig has been excluded.